EXECUTION VERSION

PURCHASE AND ASSUMPTION AGREEMENT
dated as of
APRIL 22, 2026
between
CAPITAL ONE, NATIONAL ASSOCIATION
and
AXOS BANK

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 22, 2026 (this “Agreement”), is by and between Capital One, National Association, a national banking association organized under the laws of the United States (“Seller”), and Axos Bank, a federal savings bank, organized under the laws of the United States (“Purchaser”). Seller and Purchaser are, together, each sometimes referred to herein as a “party” and, collectively, sometimes referred to herein as the “parties.”
RECITALS
WHEREAS, Seller is engaged in the business of serving as the custodian of, and providing related services to, a portfolio of traditional and Roth IRAs (the “Business”); and
WHEREAS, Purchaser desires to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser, the Acquired Assets (as defined below) and the Assumed Liabilities (as defined below) in accordance with and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:
“Account Agreement” shall mean, with respect to each Account, the custodial agreement (as in effect as of immediately prior to the Closing Date) between Seller and the applicable Account Holder under which such Account is established and which contains the terms and conditions applicable to such Account (together with all modifications, amendments or supplements thereto).
“Account Holder” shall mean a Person in whose name an Account has been established.
“Accounts” shall mean all traditional and Roth IRAs that are administered by Seller and for which Seller serves as custodian as of the applicable date.
“Affiliate” shall mean any individual, partnership, corporation, entity, or other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.
“Business Day” shall mean a day on which banks are generally open for business in New York, New York, and which is not a Saturday or Sunday.
“CD Account” shall mean an individual retirement arrangement certificate of deposit account of Seller.
“Closed Account” shall mean (a) such Accounts that have been closed or transferred or rolled over to a custodian other than Seller and Purchaser prior to the Cut-Off Date, (b) such Accounts that the applicable Account Holder has requested in writing prior to the applicable Opt-Out Date to be closed, transferred, or rolled over to a custodian other than Seller and Purchaser; and (c) such Accounts for which the applicable Account Holder has, prior to the Opt-Out Date, (i) notified Seller in writing that such Account

Holder objects to or does not consent to the transfer of the Account to Purchaser and (ii) specified to Seller in writing a successor custodian other than Seller and Purchaser .
“Closing” and “Closing Date” shall mean the closing of the Transaction, which is to be held on such date as provided in Article III and which shall be deemed to be effective at 12:01 a.m., Eastern time, on such date.
“Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of Disclosing Party (as defined below), including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales, and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications, and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols, and processes; provided, that Confidential Information shall not include any information that Receiving Party (as defined below) can demonstrate: (i) was, at the time of disclosure to Receiving Party, in the public domain or, after disclosure to Receiving Party has become part of the public domain through no act or omission of Receiving Party; (ii) is or was developed independently by Receiving Party without violation of the Confidentiality Agreement (as defined below) or any other agreement with Disclosing Party and without use of, reliance on, or reference to Confidential Information; (iii) was in the possession of Receiving Party, without confidentiality restrictions, at the time of disclosure to Receiving Party; or (iv) is lawfully and independently provided to Receiving Party by a third party who, to the knowledge of Receiving Party, is not subject to an obligation of confidentiality or otherwise prohibited from disclosing or transmitting such information.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of March 4, 2026, by and between Capital One Services, LLC and Purchaser.
“Cut-Off Date” shall mean seven (7) days prior to the Closing Date, or such other date as agreed by the parties.
“Damages” shall mean claims, losses, damages, Liabilities, awards, judgments, penalties, fines, Taxes, demands, costs and expenses (including reasonable fees and expenses of attorneys, accountants, and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing).
“Deposit” shall mean deposit liabilities with respect to a CD Account or a Savings Account, in each case in which funds associated with an Account are deposited, and which deposited funds constitute a “deposit” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. §1813(l).
“Deposit Premium Amount” shall mean an amount equal to [REDACTED] of the aggregate balance of the Deposits associated with the Transferred Accounts as of the Closing, including any interest accrued but not yet credited on or to the Deposits.
“Disclosure Schedule” shall mean the Disclosure Schedule with respect to the representations and warranties set forth in Article IV and certain covenants referenced herein that is delivered by Seller concurrently with the execution of this Agreement.
“Excluded Accounts” shall mean those specific Accounts described on Exhibit A, as of the Cut- Off Date.

“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Funds Rate” shall mean, on any day, the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) that is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.
[REDACTED]

“Fraud” shall mean actual and intentional fraud with respect to the representations and warranties in Article IV or Article V, as applicable, that involves a knowing and intentional misrepresentation or omission and does not include claims based on constructive knowledge, negligent misrepresentation, or recklessness.
“Funding Files” shall mean the following information maintained on the systems of Seller or its Affiliates as of the Closing Date: (i) Account Number; (ii) the applicable Account Holder’s demographic information (first, middle, and last names, Social Security Number, date of birth, home phone number, and address); (iii) available balance information, including the total balance (and available balance) in U.S. dollars contained in such Account Holder’s Account as of the Closing Date; (iv) date on which such Account was originally opened; (v) IRA plan type (Traditional/Roth); (vi) IRA full name line; and (vii) indicator for any recurring payments or purchases requested by the applicable Account Holder. “Funding Files” shall also include, if such information is available on the systems of Seller or its Affiliates as of the Closing Date: work phone number, email address, and secondary address of the applicable Account Holder.
“IRA” shall mean an “individual retirement account” or “individual retirement plan” or similar “trust” account created for the exclusive benefit of any individual or his or her beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.
“IRS” shall mean the U.S. Internal Revenue Service.
“Knowledge” shall mean (i) with respect to Seller, the actual knowledge of Rich Finn or David Roberts, in each case after reasonable inquiry, and (ii) with respect to Purchaser, the actual knowledge of Greg Garrabrants, Derrick Walsh and Johnny Lai in each case after reasonable inquiry.
“Law” shall mean any federal, state, local, or foreign statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, or judgment (including those of any governmental authority or self-regulatory organization).
“Liabilities” shall mean any indebtedness, liabilities, or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.
“Lien” shall mean any liens, mortgages, charges, security interests, pledges, or other encumbrances or adverse claims or interests of any nature.

“Material Adverse Effect” shall mean (a) with respect to Seller, a material adverse effect on (i) the business, results of operations, or financial condition of the Transferred Accounts, the Acquired Assets, and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP (as defined below) or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules, or regulations of general applicability or interpretations thereof by courts or governmental or regulatory agencies or authorities, (C) changes, after the date hereof, in global, national, or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including tariffs, trade wars, and changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including the identification of Purchaser as the purchaser and assumer of the Acquired Assets and Assumed Liabilities, (E) the commencement, occurrence, continuation, or intensification of any act of civil unrest, war, sabotage, cybercrime, armed hostilities, or acts of terrorism or of cyberterrorism not directly involving the Acquired Assets or the Assumed Liabilities, (F) any conditions resulting from natural or manmade disasters, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, epidemics, pandemics, or disease outbreaks or any other acts of God, or (G) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement), or (ii) the ability of Seller to timely consummate the Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its obligations under this Agreement, including the ability of Purchaser to timely consummate the Transaction as contemplated by this Agreement.
“Opt-Out Date” shall mean the date specified by Seller on a Transfer Communication (as defined below) by which an Account Holder is required, by the terms of the Transfer Communication, to notify Seller, if such Account Holder desires to do so, of such Account Holder’s (a) intent or request to close, transfer, or roll over such Account to another provider or (b) objection to the transfer of such Account to Purchaser.
“Order” shall mean any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) that is enacted, issued, promulgated, enforced, or entered by any Court or governmental authority of competent jurisdiction.
“Permits” shall mean all permits, licenses, registrations, agreements, waivers, and authorizations by or of governmental authorities held or used by the applicable Person in connection with its business and operations.
“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust, or other business entity or any governmental authority.
“Personal Data” shall mean any information that, alone or in combination with other information, could be used to identify, contact or locate an individual, including name, street address, telephone number, email address, social security number, driver’s license number, passport number, or customer or account number, as may be considered “Nonpublic Personal Information,” as defined under the Gramm-Leach Bliley Act (15 U.S.C. Sec. 6801, et seq.).
“Privacy and Information Security Requirements” shall mean (i) all Laws relating to the Processing of Personal Data and their implementing regulations; (ii) all agreements that relate to the Processing of Personal Data and/or protecting the security or privacy of information; (iii) all notices, policies, disclosures, public representations, or internal agreements by Seller or any of its Affiliates in respect of such entity’s Processing of Personal Data or privacy practices; and (iv) all Laws pertaining to direct marketing, emails, text messages, telemarketing, and telephone calls, and the sending of solicited and unsolicited electronic marketing communications, including the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
“Process” or “Processing” shall mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Regulatory Approvals” shall mean the approval of the Office of the Comptroller of the Currency under the Bank Merger Act in respect of Purchaser’s assumption of the Deposits as set forth in Section 2.1.
“Regulatory Authority” shall mean any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
[REDACTED]
“Savings Account” shall mean an individual retirement arrangement savings account of Seller.
“Seller Taxes” shall mean any Taxes (i) imposed on Seller for any Tax period, (ii) imposed with respect to the Assumed Liabilities for any Tax period ending on or prior to the Closing Date, (iii) imposed in connection with the transactions contemplated by this Agreement, or (iv) imposed on Purchaser or its Affiliates as a transferee or successor of Seller.
“Surviving Representations” shall mean Section 4.1, Section 4.2, Section 4.4, Section 4.8, Section 5.1, Section 5.2, and Section 5.4.
“Tax Files” shall mean the information regarding the applicable Account Holder’s tax reporting and copies of all relevant and available Forms 5498 and 1099R in respect of a Transferred Account for calendar years 2023, 2024, 2025, and 2026 that is maintained on the systems of Seller or its Affiliates as of the Closing Date.
“Taxes” shall mean all U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, abandoned or unclaimed property (whether or not considered a tax, under applicable Law), transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, estimated, registration, natural resources, entertainment, amusement, capital stock, social security, unemployment, disability, composite, healthcare or other tax or other like assessment of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any applicable Law or governmental authority, whether disputed or not.
“Transaction” shall mean the transactions contemplated by this Agreement and the Transaction Documents, including the purchase of assets and assumption of liabilities provided for herein.
“Transaction Document” shall mean any agreement, document, certificate, or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.
“Transferred Account” shall mean any Account as of the Cut-Off Date, other than: (a) the Excluded Accounts and (b) the Closed Accounts.

“Transition Period” shall mean the period between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.
Section 1.2     Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).
ARTICLE II
PURCHASE AND ASSUMPTION
Section 2.1 Acceptance and Assumption. On the terms and subject to the conditions of this Agreement, on and as of the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the “Assumed Liabilities”).
(a)All Deposits associated with the Transferred Accounts.
(b)All Liabilities of the custodian of the Transferred Accounts to the extent arising from any event, circumstance, or condition first occurring on or after the Closing Date, including under the Assumed Contracts (as defined below).
The Liabilities referred to in this Section 2.1 include the obligations to pay and otherwise process all Transferred Accounts in accordance with applicable Law and their respective contractual terms and the duty to supply all applicable reporting forms relating to the Transferred Accounts arising on and after the Closing.
Section 2.2 Purchase and Assumption. On the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby agrees to sell, convey, assign, transfer, and deliver to Purchaser free and clear of all liens and encumbrances, and Purchaser hereby agrees to purchase and assume from Seller, the following assets related to the Transferred Accounts (collectively, the “Acquired Assets”):
(a)All Transferred Accounts.
(b)All of Seller’s right, title, and interest in and to the Account Agreements applicable to Transferred Accounts (the “Assumed Contracts”).
Purchaser understands and agrees that it is purchasing only the Acquired Assets as specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties, or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers’ status as a holder of Transferred Accounts and the Deposits associated with such Transferred Accounts) (all assets, properties, or interests, other than the Acquired Assets, the “Excluded Assets”)). For the avoidance of doubt, no right to the use of any sign, trade name, trademark, or service mark, if any, of Seller or any of its Affiliates, is being sold, and any such right shall be an Excluded Asset.
Section 2.3 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, Purchaser shall not assume or be liable for any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including (a) any Liabilities of the custodian under the Account Agreements to the extent arising from any event, circumstance, or condition occurring or existing prior to the Closing Date, (b) any Liabilities under the Account Agreements for the Closed Accounts or Excluded Accounts, (c) any Deposits associated with the Closed Accounts or Excluded Accounts, and (d) any Seller Taxes.
Section 2.4 Purchase Price. The purchase price to be paid in consideration of Purchaser’s assumption of the liabilities described in Section 2.1 and its other agreements herein, shall be equal to the sum of: (a) an amount equal to the aggregate balance of the Deposits associated with the Transferred Accounts as of the Closing, including any interest accrued but not yet credited on or to the Deposits; less (b) the Deposit Premium Amount. The amount to be delivered at the Closing is referred to in this Agreement as the “Purchase Price.”
Section 2.5 Preliminary Settlement Statement. To facilitate the Closing, the parties agree that the Purchase Price shall be computed based upon the aggregate balance of the Deposits (including interest accrued but not yet credited on or to the Deposits) associated with the Transferred Accounts as of the Cut-Off Date (the “Estimation Date”). Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a preliminary settlement statement substantially in the form set forth on Exhibit B (the “Preliminary Settlement Statement”) as of the Estimation Date. The Preliminary Settlement Statement shall be the basis for the determination of the payment to be made at the Closing pursuant to Section 3.2.
ARTICLE III
CLOSING PROCEDURES; RECONCILIATION
Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place by electronic exchange of documents on the tenth (10th) Business Day after each of the conditions to the Closing set forth in Article VII has been satisfied or waived (except for those conditions that by their nature will be satisfied at the Closing, but subject to the satisfaction at the Closing or waiver of such conditions), unless another date, time or place is agreed to by the parties.
Section 3.2 Payments at Closing.
(a)At the Closing, Seller shall pay to Purchaser an amount in U.S. dollars equal to the Purchase Price.
(b)All payments to be made under this Agreement by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account or accounts specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern time, on the date of payment.
Section 3.3 Seller’s Deliveries at Closing. At the Closing, in addition to the payments required hereunder, if any, Seller shall deliver or cause to be delivered the following items to Purchaser:
(a)a Bill of Sale and Assignment and Assumption Agreement, in a form mutually agreed upon by Purchaser and Seller, signed by a duly authorized representative of Seller; and
(b)the certificate to be delivered by Seller pursuant to Section 7.2(e).
Section 3.4 Purchaser’s Deliveries at Closing. At the Closing, in addition to the payments required hereunder, if any, Purchaser shall deliver or cause to be delivered the following items to Seller:
(a)a Bill of Sale and Assignment and Assumption Agreement, in a form mutually agreed upon by Purchaser and Seller, signed by a duly authorized representative of Purchaser; and

(b)the certificate to be delivered by Purchaser pursuant to Section 7.1(e).
Section 3.5 Post-Closing Reconciliation of Purchase Price.
(a)On or before the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser a statement (the “Price Reconciliation Statement”) that sets forth Seller’s good faith calculation of the Purchase Price. Such calculation shall be updated from the determination of the Purchase Price paid at Closing, if necessary, based upon the actual Deposit balances as of the Closing. Seller shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Price Reconciliation Statement necessary to enable Purchaser to verify any corrections to the Purchase Price set forth in the Price Reconciliation Statement.
(b)The determination of the Purchase Price shall be final and binding on the parties on the thirtieth (30th) calendar day after receipt by Purchaser of the Price Reconciliation Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom (such notification, a “Notice of Disagreement”). The content of the Notice of Disagreement shall be limited to (i) reflecting any errors in the components of the Purchase Price based on the actual Deposit balances as of the Closing, and (ii) any mathematical errors contained in the Price Reconciliation Statement. Purchaser shall make available the work papers, schedules and other supporting data used by Purchaser to calculate and prepare the Notice of Disagreement necessary to enable Seller to verify any corrections to the Purchase Price set forth in the Notice of Disagreement. In no event shall Purchaser be permitted to deliver more than one Notice of Disagreement and only the first Notice of Disagreement submitted by Purchaser shall be valid. If Purchaser validly delivers a Notice of Disagreement, the parties shall seek in good faith to resolve the disputed items within ten (10) Business Days of the receipt by Seller of the Notice of Disagreement and, if the parties are unable to resolve such items in dispute, then such items in dispute (and only such items) shall be determined by KPMG or, if KPMG is unavailable, a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser (which shall not be the independent auditor of Seller, Purchaser, or their respective Affiliates or have any material conflict of interest with respect to Seller or Purchaser), and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees and expenses of any such accounting firm shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage calculated by dividing the portion of the disputed amount not awarded to each party by the amount actually disputed by the parties.
(c)If an independent accounting firm is engaged to make a determination pursuant to this Section 3.5, the scope of such determination by such accounting firm shall be limited to: (i) any errors in the components of the Purchase Price based on the actual Deposit balances as of the Closing and (ii) any mathematical errors contained in the Price Reconciliation Statement or the Notice of Disagreement. Any such determination of an item in dispute shall be neither higher than the higher nor lower than the lower of the respective amounts specified by Purchaser in the Notice of Disagreement and Seller in the Price Reconciliation Statement. Without limiting the generality of the foregoing, such accounting firm is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance by Seller or Purchaser with any of the covenants in this Agreement.
(d)If the amount of the Purchase Price finally determined pursuant to this Section 3.5 (the “Final Purchase Price”) is different than the amount of the Purchase Price paid at the Closing, (i) the Final Purchase Price shall thereafter be final and binding upon the parties, (ii) all references herein to the Purchase Price shall thereafter be deemed references to the Final Purchase Price and (iii) on or before the fifth (5th) Business Day after the Final Purchase Price shall have been determined pursuant to this Section 3.5, (A) if the Final Purchase Price exceeds the Purchase Price paid at Closing, then Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or (B) if the Purchase Price paid at Closing exceeds the Final Purchase Price, then Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.
Section 3.6 Purchase and Allocation. Seller and Purchaser agree that the Final Purchase Price and any other items that are treated as additional consideration for tax purposes (the “Tax Purchase Price”) shall be allocated among the Acquired Assets and the Assumed Liabilities consistent with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). No later than sixty (60) calendar days after the date on which the Final Purchase Price is determined, Purchaser shall deliver to Seller a proposed Allocation. Seller shall notify Purchaser of any disputes with respect to the proposed Allocation within fifteen (15) days of Seller’s receipt thereof. Within fifteen (15) calendar days after the date of such notification, Seller and Purchaser shall agree on the final Allocation. The parties shall make any adjustment to the Allocation as appropriate to reflect any adjustments to the Tax Purchase Price. The parties will report (including with respect to the filing of Form 8594 with the IRS) the Transaction for all tax purposes in a manner consistent with the Allocation and will not, in connection with the filing of any tax return or similar report, make any allocation of the consideration payable hereunder that is contrary thereto, unless otherwise required by applicable Law. The parties agree to promptly notify the other party in writing of the existence of any tax audit, controversy, or similar litigation relating to the Allocation or IRS Form 8594.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule (it being agreed that disclosure in any section of the Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matter is relevant to such other sections), Seller hereby represents and warrants to Purchaser as follows:
Section 4.1 Organization. Seller is duly organized and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease, and operate all of its properties, assets, and business and to carry on the Business as it is now being conducted.
Section 4.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transaction have been duly and validly approved by all necessary action on the part of Seller, and no other corporate or similar proceedings on the part of Seller are necessary to approve this Agreement or the Transaction Documents or to consummate the Transaction. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).
Section 4.3 No Violation; Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and any Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any material mortgage, note, bond, indenture, contract, agreement, license, or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Seller or any Transferred Accounts may be bound or affected; (b) violate any Laws in any material respect; or (c) violate any provision of the organizational documents of Seller. Except for the Regulatory Approvals and the notice to Account Holders included in the Transfer Communications and the related negative consent process described in Section 6.3, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority or other Person is required to be made or obtained by Seller or in connection with Seller’s authorization, execution, and delivery of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transaction.
Section 4.4 No Broker. Neither Seller nor any Affiliate of Seller has employed any broker or finder or incurred any Liability for any broker’s fees, commissions, or finder’s fees in connection with this Agreement and the Transaction, except for the fees and commissions of Keefe, Bruyette & Woods, Inc., and its respective affiliates, for which Seller and its Affiliates shall be solely liable.
Section 4.5 Compliance with Laws; Permits; Legal Proceeding. Since January 1, 2024, each of Seller and its Affiliates (with respect to the conduct of the Business for the Transferred Accounts) has conducted and continues to conduct the Business for the Transferred Accounts in compliance with all applicable Laws in all material respects. Each of Seller and its Affiliates (with respect to the conduct of the Business for the Transferred Accounts) has at all times conducted and continues to conduct the Business for the Transferred Accounts in compliance in all material respects with the Customer Identification Program under the U.S.A. PATRIOT Act of 2001. Seller holds, owns, or possesses all material Permits necessary for the lawful ownership, operation, and use of the properties and assets owned, operated, or used in the conduct of the Business for the Transferred Accounts as currently conducted. Seller is in compliance with its obligations under such Permits in all material respects. Since January 1, 2024, neither Seller nor any of its Affiliates (with respect to the conduct of the Business for the Transferred Accounts) has received notice of any material violation of any Law or Permit with respect to its conduct of the Business for the Transferred Accounts. There is no suit, action, proceeding, investigation, arbitration, mediation, audit, claim, or order (each a “Proceeding”) pending or, to Seller’s Knowledge, threatened by or against Seller or any of its Affiliates (x) specifically relating to Seller’s obligations as a custodian under its Account Agreements with Account Holders of the Transferred Accounts or (y) in connection with the Transaction.
Section 4.6 Accounts. Each Transferred Account has been established and administered in compliance in all material respects with the documents governing such Account (including any applicable Account Agreement) and all applicable Laws. Each Account Agreement in respect of a Transferred Account is valid, binding, and in full force and effect and is enforceable against Seller and, to Seller’s Knowledge, each other Person party thereto. Seller has been in compliance in all material respects with the terms and conditions of the Account Agreements in respect of the Transferred Accounts. As of the date hereof, (a) there is no existing material breach or default (or circumstances, occurrences, events, or acts that, with the giving of notice or lapse of time or both, would constitute a breach or default) of Seller or any Affiliate of Seller that is a party thereto under any Account Agreement in respect of the Transferred Accounts, and (b) since December 31, 2025, neither Seller nor any of its Affiliates have received any written (or, to Seller’s Knowledge, other) notice regarding any actual or alleged material breach or default under any Account Agreement in respect of the Transferred Accounts. Prior to the date hereof, Seller has provided Purchaser with true, complete, and correct forms of all Account Agreements in effect as of the date hereof related to the Transferred Accounts. The information constituting the Funding Files to be provided by Seller to Purchaser with respect to each of the Transferred Accounts is correct and complete in all material respects, and such information is consistent with the books and records of Seller (which books and records, to the extent related to the Transferred Accounts, are correct and complete in all material respects). Seller has not provided any investment, legal, or tax advice with respect to any Transferred Account. All of the Deposits have been administered and originated in accordance with the respective governing documents and all applicable laws, in each case, in all material respects. The Deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. Prior to the date hereof, Seller has provided Purchaser with true, complete, and correct forms of all deposit account agreements governing the Deposits in effect as of the date hereof.
Section 4.7 Account Information. (i) The aggregate number of CD Accounts and Savings Accounts associated with Accounts and open as of March 17, 2026, rounded to the nearest thousand Accounts, is 101,000, and (ii) the account balances for the Deposits associated with such Accounts as of March 17, 2026, rounded to the nearest $100,000,000, is $3,200,000,000, in each case, excluding those specific Accounts described on Exhibit A as of March 17, 2026. The information set forth in clauses (i) and (ii) above is correct and complete in all material respects and consistent with the books and records of Seller (which books and records, to the extent related to the Transferred Accounts, are correct and complete in all material respects).
Section 4.8 Taxes. Seller and all of its Affiliates have timely and properly paid all material Taxes that relate to any of the Transferred Accounts required to have been paid the nonpayment of which could result in a Lien for Taxes on any of the Transferred Accounts or could result in Purchaser becoming liable or responsible therefore. Seller has timely and properly filed all material U.S. federal, state, county, local, and foreign Tax returns that relate to the Transferred Accounts that it is required to have filed, and such Tax returns are true, complete, and correct in all material respects. Seller is not a “foreign person” within the meaning of Section 1445 of the Code. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Transferred Accounts. Seller has not requested or received a ruling from any governmental authority or signed any binding agreement with any governmental authority that would reasonably be expected to impact the amount of Tax due from Purchaser or any of its Affiliates after the Closing Date. No material claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax returns that Seller may be subject to a material amount of taxation by that jurisdiction with respect to the Business for the Transferred Accounts.
Section 4.9 Absence of Changes.
(a)     Except as disclosed in the applicable subsection of Section 4.9(a) of the Disclosure Schedules, since December 31, 2025 through the date hereof, there has not been any one or more related or unrelated changes, events, developments, or circumstances which, individually or in the aggregate, have had, or would reasonably be expected to have, an effect that is materially adverse to the Business or Transferred Accounts, taken as a whole.
(b)    Except as disclosed in the applicable subsection of Section 4.9(b) of the Disclosure Schedules, since December 31, 2025 through the date hereof, Seller has conducted the Business for the Transferred Accounts in the ordinary course consistent with past practice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 5.1 Organization. Purchaser is a Federal Savings Bank duly formed and validly existing under the laws of the United States and has all requisite power and authority to own, lease, and operate its assets, properties, and business and to carry on its business as now being conducted.
Section 5.2 Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transaction have been duly and validly approved by all necessary action on the part of Purchaser, and no other corporate or similar proceedings on the part of Purchaser are necessary to approve this Agreement or the Transaction Documents or to consummate the Transaction. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Purchaser and constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 5.3 No Violations; Consents and Approvals. The execution, delivery, and performance by Purchaser of this Agreement and any Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Purchaser under, any material mortgage, note, bond, indenture, contract, agreement, license, or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Purchaser or its assets may be bound or affected; (b) violate any Laws in any material respect; or (c) violate any provision of the organizational documents of Purchaser. Except for the Regulatory Approvals and the notice to Account Holders included in the Transfer Communications and the related negative consent process described in Section 6.3, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority or other Person is required to be made or obtained by Purchaser or in connection with Purchaser’s authorization, execution, and delivery of this Agreement and the Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transaction.
Section 5.4 No Broker. None of Purchaser or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions, or finder’s fees in connection with the Transaction.
Section 5.5 Compliance with Laws; Permits; Legal Proceeding. Since January 1, 2024, each of Purchaser and its Affiliates has conducted and continues to conduct their respective businesses in compliance with all applicable Laws in all material respects, including the Customer Identification Program under the U.S.A. PATRIOT Act of 2001. Purchaser holds, owns or possesses all material Permits necessary (i) for the lawful ownership, operation and use of the properties, assets, and liabilities that will be in the conduct of the Business for the Transferred Accounts following the Closing, (ii) to serve as custodian of the Transferred Accounts, and (iii) to assume the Deposits. Following the Closing, the Deposits will be insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser is in compliance with its obligations under such Permits in all material respects. Since January 1, 2024, neither Purchaser nor any of its Affiliates have received notice of any material violation of any Law or Permit. There is no Proceeding pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Affiliates in connection with (x) Purchaser’s service as custodian of, and providing related services to, IRAs that is material or (y) the Transaction.
Section 5.6 Sufficient Funds. At the Closing, Purchaser or its applicable Affiliate will have sufficient cash, available lines or credit or other sources of immediately available funds to enable it to assume the Deposits and to satisfy its obligations under this Agreement.
Section 5.7 Regulatory Matters.
(a)There are no pending or, to Purchaser’s knowledge, threatened material disputes or controversies between Purchaser and any federal, state, or local governmental agency or authority.
(b)Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or not promptly grant a Regulatory Approval, and Purchaser knows of no reason that it will not promptly receive any necessary approval or authorization of all applicable bank Regulatory Authorities.
(c)Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement, or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, or submission.
(d)Purchaser is, and on a pro forma basis giving effect to the Transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the assumption of insured depository institution deposits, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard, or ratio.
(e)Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business, at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.
(f)Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.
Section 5.8 Qualification. Purchaser is an entity qualified to serve as a trustee of IRAs under 26 U.S.C. §408(a)(2).

ARTICLE VI
COVENANTS
Section 6.1 Restrictive Covenants.
(a)    Confidentiality. From and after the Closing Date, Seller and Purchaser (as applicable, “Receiving Party”) shall refrain from (and shall cause its respective directors, officers, employees, agents, contractors, representatives, advisors, and affiliates (“Representatives”) to refrain from) using or disclosing, and shall take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information of the other party (“Disclosing Party”). In the event that Receiving Party reasonably believes after consultation with counsel that it or its Representative is required by applicable Law to disclose any Confidential Information of Disclosing Party, Receiving Party or its Representative may disclose only such Confidential Information as may be legally required, provided that it (to the extent permitted by such applicable Law) (i) provides Disclosing Party with prompt notice before such disclosure so that Disclosing Party may attempt to obtain a protective order or other assurance that confidential treatment shall be accorded to such Confidential Information and (ii) cooperates with Disclosing Party in attempting to obtain such order or assurance (at Disclosing Party’s expense). Receiving Party shall be responsible for any misuse of Confidential Information by Receiving Party’s Representatives. From and after the Closing Date, the Confidentiality Agreement shall terminate and be of no force and effect.
(b)    [REDACTED]

(c)    Non-Disparagement. Each of Seller and Purchaser hereby covenants and agrees that, during the [REDACTED], its directors and executive officers will not, directly or indirectly, make any derogatory or disparaging public statement or communication regarding the other party in connection with or related to the transaction contemplated by this Agreement. Nothing in this Section 6.1(c) shall limit Seller’s, Purchaser’s, or their respective directors’ and executive officers’ ability to make true and accurate statements or communications in connection with any disclosure such party or Affiliate reasonably believes is required pursuant to applicable Law or shall apply to any proceeding.
(d)    Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.1 too lengthy or the scope too broad, the other provisions of this Section 6.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area, and/or scope covered to what the court deems permissible duration, size, or breadth.
(e)    Acknowledgments; Remedies. Each of Seller and Purchaser acknowledges and agrees that (i) the covenants and agreements set forth in this Section 6.1 were a material inducement to each party to enter into this Agreement and to perform its obligations hereunder, (ii) Purchaser and its stakeholders or Seller and its stakeholders (as applicable) would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if the other party (including its Affiliates) breached the provisions of this Section 6.1, (iii) any breach of the provisions of this Section 6.1 by Seller or Purchaser (including, if applicable, their respective Affiliates) would result in a significant loss of goodwill by the other party, (iv) the consideration is sufficient to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope, and geographic coverage of the covenants set forth in this Section 6.1 is reasonable given the benefits each party will directly or indirectly receive hereunder, (vi) each party is familiar with all the restrictive covenants contained in this Section 6.1 and is fully aware of its obligations hereunder, and (vii) neither party will challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 6.1 in any Proceeding, regardless of who initiates such Proceeding. Each of Seller and Purchaser further acknowledges and agrees that irreparable injury will result to a party if the other party or, if applicable, its Affiliates breaches any of the terms of this Section 6.1 and that in the event of an actual or threatened breach by a party or any of such Affiliates of any of the provisions contained in this Section 6.1, the other party will have no adequate remedy at Law. Each of Seller and Purchaser accordingly agrees that in the event of any actual or threatened breach by a party or any of such Affiliates of any of the provisions contained in this Section 6.1, the other party shall be entitled to injunctive and other equitable relief without (A) the posting of any bond or other security, (B) the necessity of showing actual damages, and (C) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting a party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each of Seller and Purchaser shall cause its directors and executive officers and Affiliates to comply with the applicable provisions of Section 6.1 expressly applicable to such persons. In the event of a breach or violation of this Section 6.1, the [REDACTED] with respect to such breaching party shall be extended by a period of time equal to the period of time during which such party violates the terms of this Section 6.1.
Section 6.2 Regulatory Approvals.
(a)As soon as practicable and in no event later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices, and filings required in order to obtain the Regulatory Approvals. Purchaser shall take all necessary actions to obtain each such Regulatory Approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or delaying or conditioning such Regulatory Approval. Seller will cooperate in connection therewith (including the furnishing of any reasonable information that may be required to obtain the Regulatory Approvals).
(b)Seller shall have the right to review in advance, and Purchaser will consult Seller on, and give reasonable time to comment on, in each case, subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. Seller and Purchaser shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable Law.
(c)Purchaser shall promptly notify Seller upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, including any communication that causes Purchaser to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be delayed.

(d)Purchaser and Seller shall not, and shall cause their Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect.
Section 6.3 Transfer Communications; Transition Period; Account Terms.
(a)Transfer Communications. Seller shall: (A) distribute to the Account Holders of the Accounts, no more than one hundred and twenty (120) days and no less than thirty (30) days prior to the Opt-Out Date, a copy of a Transfer Notification Letter and related materials, in each case in a form approved by each of Purchaser and Seller, such approval not to be unreasonably withheld, conditioned, or delayed by Purchaser or Seller, respectively (the “Transfer Communications”) (it being understood that Seller shall not be obligated to include any materials solely related to Purchaser in such Transfer Communications), pursuant to which, inter alia, Seller shall transfer each Transferred Account effective as of the Closing in accordance with the Account Agreement; (B) by the Closing, send to Purchaser the Funding Files for the applicable Transferred Accounts (with any Closed Accounts designated with $0 in the available balance information); and (C) as soon as reasonably practicable, but in no event later than the date that is thirty (30) days after the Closing Date, deliver to Purchaser the Tax Files for the applicable Transferred Accounts (provided, that for each Transferred Account, the Tax Files for calendar year 2026 shall be delivered on a date in 2027 that is mutually agreed by the parties). For avoidance of doubt, Seller shall have sole discretion with respect to the treatment of Closed Accounts, and Purchaser shall not be required to take any action with respect thereto.
(b)Transition Period. In addition to the obligations of the parties described in Section 6.3(a), during the Transition Period:
(i)Seller shall use commercially reasonable efforts to continue to service the Accounts and serve as the custodian of the Accounts in all material respects in the ordinary course of business, except as required by applicable Law, as otherwise contemplated by the terms of this Agreement, as set forth in Section 6.3(b) of the Disclosure Schedule, or as otherwise consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall maintain a call center capability with knowledgeable individuals who are trained to service the Accounts until such time as Seller no longer has any obligation under applicable Law to maintain records in respect of the Accounts in accordance with applicable Law. With respect to each Account Holder, Seller (a) shall maintain copies of all forms 1099-R and 5498, whether communications to such Account Holder were returned to Seller as undeliverable to such Account Holder at an address, in a readily accessible manner for the time period required by applicable Law and (b) shall use commercially reasonable efforts to make such records (or copies) available, at reasonable times and upon reasonable advance written notice, to Purchaser to the extent reasonably required by Purchaser to comply with applicable Laws or in connection with any Proceeding.
(ii)Purchaser shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any written communications referencing Purchaser that are sent by or on behalf of Seller to any Account Holder during the period following the distribution of the Transfer Communications to such Account Holder and prior to the Closing Date.
(c)[REDACTED]

(d)[REDACTED].

(e)Cooperation. Without limiting the generality of obligations of Seller pursuant to this Section 6.3 or as otherwise set forth in this Agreement or of the parties under Section 6.4, Purchaser and Seller shall use commercially reasonable efforts to cooperate to resolve any Account Holder and/or Account reconciliation issues that may arise with respect to the Transferred Accounts during the Transition Period and for a period of three (3) months thereafter.
(f)Tax Matters.
(i)Seller shall be responsible for all Tax reporting to the IRS and each Account Holder required under applicable Law with respect to each Transferred Account (e.g., Form 5498, Form 1099R, etc.) for all Account Holder activity that occurs prior to the Closing Date in respect of such Account, excluding, for the avoidance of doubt, any reporting obligations of the Account Holder under applicable Law with respect to such activity.
(ii)Purchaser shall be responsible for all Tax reporting to the IRS and each Account Holder required under applicable Law with respect to each Transferred Account (e.g., Form 5498, Form 1099R, etc.) for all Account Holder activity that occurs on or after the Closing Date in respect of such Account, excluding, for the avoidance doubt, any reporting obligations that are the responsibility of the Account Holder under applicable Law with respect to such activity. For the sake of clarity, Purchaser shall not have any reporting obligations pursuant to this Section 6.3(f)(ii) or otherwise with respect to any Account that is closed or requested to be closed by their Account Holders prior to the Closing Date.
(g)Unclaimed Property. During the Transition Period, Seller, in its capacity as the custodian of the Accounts, shall comply with all obligations under applicable state unclaimed property Laws, including the timely remittance of any Account funds that may be considered “unclaimed,” that exist or may arise prior to the Closing Date related to the Accounts.
(h)Data Privacy; Customer Information. At all times during the Transition Period, Seller and Purchaser shall use commercially reasonable efforts to comply with all of their respective obligations, whether arising under applicable Law or pursuant to any agreement, contract, policy, or procedure to which they are bound or otherwise subject, relating to the processing of personal data and protecting the security or privacy of information. The parties acknowledge that Seller and Purchaser, including their respective employees, officers, and directors, may have access to information which is considered non-public personal information (“NPI”) under the Gramm-Leach-Bliley Act (15 U.S.C. Sec. 6801, et seq.) and rules and regulations adopted pursuant thereto. Notwithstanding any provision in Purchaser’s or Seller’s privacy policy or other policies to the contrary, Seller and Purchaser shall not use or disclose any such NPI for any purpose, including marketing, except to the extent that such NPI is required to be disclosed by applicable Law.
Section 6.4 Efforts to Consummate; Further Assurances.
(a)Purchaser shall use its reasonable best efforts to convert the Deposits on Seller’s data processing systems to Purchaser’s data processing systems (the “Conversion”) as promptly as practicable following the date hereof, with the Conversion to be effective on the Closing Date. Seller shall use its reasonable best efforts to provide such assistance as is reasonably requested by Purchaser in connection with the Conversion.
(b)Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
(c)Each party shall, at the reasonable request of the other, at any time and from time to time following the date hereof, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate to confirm or carry out more effectively the transactions contemplated by this Agreement.
(d)From the Closing Date until the date that is six (6) months after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the Transaction; and, without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications, or other material to the extent relating to the Acquired Assets or Assumed Liabilities transferred on the Closing Date, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING
Section 7.1 Conditions to Seller’s Obligations. Unless waived in writing by Seller, the obligation of Seller to consummate the Transaction is conditioned upon satisfaction of each of the following conditions:
(a)    Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the Transaction shall have expired or been terminated.
(b)    Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that prohibits or makes illegal the consummation of the Transaction.
(c)    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and on the Closing Date; provided, however, that, to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all respects on and as of such earlier date; in each case, subject to any exceptions that, considered in the aggregate, would not constitute a Material Adverse Effect on Purchaser; provided, however, that, for purposes of determining the satisfaction of the condition in this Section 7.1(c), no effect shall be given to materiality qualifications in such representations and warranties.
(d)    Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)    Purchaser Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by a senior executive of Purchaser to the effect that each of the conditions specified above in Section 7.1(c) and Section 7.1(d) are satisfied in all respects.
(f)    Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents, and other items required to be delivered pursuant to Section 3.4 at or prior to the Closing.
(g)    Opt-Out Date and Conversion. The Opt-Out Date shall have occurred and Seller shall stand ready to effect the Conversion effective on the Closing Date; provided, however, that Seller may not invoke this Section 7.1(g) if Seller has failed to comply in all material respects with its obligations in respect of the Opt-Out Date and Conversion.
Section 7.2 Conditions to Purchaser’s Obligations. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the Transaction is conditioned upon satisfaction of each of the following conditions:
(a)    Regulatory Approvals. The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all waiting periods applicable to the consummation of the Transaction shall have expired or been terminated.
(b)    Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Order that is in effect and that prohibits or makes illegal the consummation of the Transaction.
(c)    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and on the Closing Date; provided, however, that, to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all respects on and as of such earlier date; in each case, subject to any exceptions that, considered in the aggregate, would not constitute a Material Adverse Effect on Seller; provided, however, that, for purposes of determining the satisfaction of the condition in this Section 7.2(c), no effect shall be given to materiality qualifications in such representations and warranties.
(d)    Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)    Seller Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by a senior executive of Seller to the effect that each of the conditions specified above in Section 7.2(c) and Section 7.2(d) are satisfied in all respects.

(f)    Closing Documents. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents, and other items required to be delivered pursuant to Section 3.3 at or prior to the Closing.
(g)    Opt-Out Date and Conversion. The Opt-Out Date shall have occurred and Purchaser shall stand ready to effect the Conversion effective on the Closing Date; provided, however, that Purchaser may not invoke this Section 7.2(g) if Purchaser has failed to comply in all material respects with its obligations in respect of the Opt-Out Date and Conversion.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by the mutual written agreement of Purchaser and Seller;
(b)by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 7.1(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement, or obligation of Purchaser hereunder to the extent that the condition set forth in Section 7.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied;
(c)by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 7.2(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Seller hereunder to the extent that the condition set forth in Section 7.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied;
(d)by Seller or Purchaser, in the event the Closing has not occurred by the date that is twelve (12) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or
(e)by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Transaction.
Section 8.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 8.1, except as set forth in this Agreement, no party (or any of its directors, officers, employees, agents, or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE IX
INDEMNIFICATION
Section 9.1 Survival of Representations and Warranties and Agreements. The Surviving Representations contained in this Agreement shall survive the Closing and expire on the date that is six (6) months after the Closing Date, except that (a) the representations and warranties in Section 4.8 shall continue until sixty (60) days after the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) bar any claims that would result in a breach thereof; and (b) none of the representations and warranties of Seller or Purchaser other than the Surviving Representations shall survive the Closing. The respective covenants and agreements of Seller and Purchaser to be performed prior to Closing shall not survive the Closing, and the respective covenants and agreements of Seller and Purchaser to be performed after the Closing shall survive the Closing and continue until sixty (60) days after the applicable statute of limitations (giving effect to any waiver, mitigation, or extension thereof) bar any claims that would result in a breach thereof. Nothing in this Section 9.1 shall limit any right or remedy of Purchaser or Seller in the case of Fraud by or on behalf of the other party in connection with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if written notice of any claim for indemnification hereunder has been delivered pursuant to Section 10.7 prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim, and the indemnifying party shall indemnify the indemnified party for all Damages incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Damages are incurred. The period from the Closing until the expiration, if any, of a representation, warranty, covenant, or agreement hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”
Section 9.2 Indemnification by Seller. Following the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, managers, and employees (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Damages incurred, suffered, or sustained by the Purchaser Indemnitees arising out of or relating to: (a) any breach of or inaccuracy in any of the Surviving Representations made by Seller in Article IV; (b) any breach of any surviving covenant or agreement of Seller contained in this Agreement; (c) any Excluded Liability; or (d) any Fraud by or on behalf of Seller in connection with this Agreement, the Transaction Documents, and/or the Transaction. Notwithstanding the foregoing, (a) Seller shall not be liable under this Section 9.2 for any Damages for any individual claim (or group of related claims) less than [REDACTED] (“De Minimis Damages”); (b) Seller shall provide indemnification hereunder in respect of all such indemnifiable Damages to the extent that aggregate indemnifiable Damages sustained by the Purchaser Indemnitees exceed [REDACTED] (the “Deductible”) (for avoidance of doubt, it being agreed that Seller shall not be liable under this Section 9.2 for the first [REDACTED] of aggregate indemnifiable Damages sustained by the Purchaser Indemnitees); and (c) [REDACTED]
Section 9.3 Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and their respective officers, directors, managers, and employees (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Damages incurred, suffered, or sustained by the Seller Indemnitees arising out of or relating to: (a) any breach of or inaccuracy in any of the Surviving Representations made by Purchaser in Article V; (b) any breach of any surviving covenant or agreement of Purchaser contained in this Agreement; (c) any Assumed Liability; or (d) any Fraud by or on behalf of Purchaser in connection with this Agreement, the Transaction Documents, and/or the Transaction. Notwithstanding the foregoing, (a) Purchaser shall not be liable under this Section 9.3 for any De Minimis Damages; (b) Purchaser shall provide indemnification hereunder in respect of any such indemnifiable Damages to the extent that aggregate indemnifiable Damages sustained by the Seller Indemnitees party exceed the Deductible (for the avoidance of doubt, it being agreed that Purchaser shall not be liable under this Section 9.3 for the first

[REDACTED] of aggregate indemnifiable Damages sustained by the Seller Indemnitees); and (c) Purchaser’s maximum Liability to the Seller Indemnitees for all Damages shall not exceed the Maximum Amount.
Section 9.4 Indemnification Procedure.
(a)Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), or the earlier discovery of any facts or circumstances that may result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall be delivered within the relevant Survival Period and shall:
(i)state that the Indemnified Party has paid Damages, or reasonably anticipates (specifying the events or occurrences giving rise to such anticipation) that it will incur Liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
(ii)specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, to whom such item was paid or is anticipated to be paid, the date such item was paid (if applicable), the basis for any anticipated Liability, the nature of the breach of representation, warranty, covenant, or agreement, and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder;
provided, that any delay or failure by the Indemnified Party to give notice shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is actually prejudiced by reason of such delay or failure.
(b)Claims for Damages specified in any Claim Certificate that is subject to a final settlement among the parties or a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by a party shall be paid in accordance with this Section 9.4.
(c)Promptly after the assertion by any third party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a Claim Certificate, and the Indemnifying Party shall have thirty (30) days after receipt of the Claim Certificate to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, such claim, and the Indemnifying Party shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall, in accordance with the previous sentence, undertake to compromise or defend any such claim, the Indemnified Party agrees in such case to cooperate reasonably with the Indemnifying Party and its counsel in the compromise of, or defense against, any such claim. Notwithstanding an election by the Indemnifying Party to assume the defense of such a Proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such Proceeding. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) firm of such separate counsel (in addition to local counsel) for the Indemnified Parties if, but only if, (i) the Indemnified Party shall have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ such counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate as reasonably requested in the defense of any such claim subject to this Section 9.4(c), including keeping such Persons reasonably informed of all material developments relating to any such claims, and providing copies of all relevant material correspondence and documentation relating thereto, and also including, as required, the furnishing of personnel and witnesses and the execution of documents in each case as necessary for the defense of such third-party claim and at no cost to the other party (subject to reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with such defense being considered part of Damages hereunder). If the Indemnifying Party receiving such Claim Certificate does not elect within thirty (30) days to defend such third-party claim, the Indemnified Party shall have the right, at the Indemnifying Party’s expense (if such Indemnified Party is entitled to indemnification pursuant to this Agreement), to defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a third-party claim if (A) the third-party claim relates to or involves any criminal or quasi-criminal Proceeding, (B) the third-party claim seeks injunctive or other equitable relief, or (C) there exists, or would reasonably be expected to exist, a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 9.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of such claim, but only if the settlement does not release the Indemnified Party from all Liabilities with respect to such claim or if the settlement imposes injunctive or other nonmonetary relief against the Indemnified Party.
Section 9.5 Calculation of Damages; No Duplicative Recovery.
(a)The amount of any Damages for which indemnification is provided under this Article IX shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party in respect of the same underlying facts or circumstances giving rise to such Damages, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received in respect of the same underlying facts or circumstances giving rise to such Damages and (iii) any Tax benefit, if any, attributable to such Damages that is actually realized (determined on a “with and without” basis and net of any of reasonable costs of the Indemnified Party incurred to recover such Tax benefit) by the Indemnified Party. In any case where an Indemnified Party subsequently receives or realizes any amount referred to in the preceding sentence in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.
(b)An Indemnified Party shall, and shall cause its Affiliates to, use reasonable best efforts to mitigate any claim or liability that such Indemnified Party asserts under this Article IX, including by cooperating in good faith with any efforts by the Indemnifying Party to cure or mitigate any such claim or liability. In the event that an Indemnified Party or its Affiliates shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the Indemnifying Party shall not be required to indemnify any Indemnified Party for any portion of Damages that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
Section 9.6 Sole and Exclusive Remedy. The parties agree that the indemnification set forth in this Article IX shall be the sole and exclusive remedy for any and all Damages incurred, suffered, or sustained by the Seller Indemnitees or the Purchaser Indemnitees arising out of or relating to this Agreement, the Transaction Documents, or the Transaction, except in the case of Fraud; provided, that this Section 9.5 shall not restrict either party’s right to pursue any equitable remedy to which they are entitled.

ARTICLE X
MISCELLANEOUS
Section 10.1 Expenses. Except as otherwise contemplated hereby, each of Seller, on the one hand, and Purchaser, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transaction.
Section 10.1 Public Disclosures. Seller and Purchaser shall consult with each other as to the form, substance, and timing of any press release, public announcement, or other public disclosure related to this Agreement or the Transaction, and the party seeking to issue such a press release or make a public disclosure shall obtain the other party’s consent in writing prior to the issuance, publication, or dissemination thereof; provided, however, that the parties may make the disclosures to Account Holders contemplated by this Agreement, and either party may make such disclosure to the extent required by applicable Law.
Section 10.3 Amendments; Waiver. This Agreement may not be amended, altered, or modified except by written instrument executed by an authorized representative of each of the parties. If the parties mutually agree to sign this Agreement (or any Transaction Document or amendment to this Agreement) electronically or digitally, to the extent so mutually agreed and so electronically or digitally signed by an authorized representative of each party, such electronic or digital signature will be deemed a writing signed by authorized representatives as required above and be deemed sufficient to so modify, terminate, or change this Agreement. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any further or subsequent instances, or other inaccuracy, breach, or failure to strictly comply with the provisions of this Agreement.
Section 10.4 Entire Agreement. This Agreement, the Transaction Documents, and any other schedules, certificates, lists, and documents referred to herein or therein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties, and supersede all prior agreements and understandings, discussions, negotiations, and communications, written and oral, among the parties, with respect to the subject matter hereof.
Section 10.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference shall be to an Article of, Section of, Schedule to, or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The phrases “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
Section 10.6 Severability. Without limiting Section 6.1(d), any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.7 Notices. All notices, requests, demands, consents, and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:
If to Seller:    Capital One, National Association
1680 Capital One Drive
McLean, VA 22102
Attention: Executive Vice President, Corporate Development

With a copy (which shall not constitute notice) to:

Capital One, National Association
1680 Capital One Drive
McLean, VA 22102
Attention: Chief Counsel, Transactions

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Brandon C. Price
Email: BCPrice@wlrk.com
Fax: (212) 403-2000

If to Purchaser:        Axos Bank
            4350 La Jolla Village Drive, Suite 140
            San Diego, CA 92122
Attention: Eshel Bar-Adon
Email: EBar-Adon@axosbank.com

With a copy (which shall not constitute notice) to:
Derrick Walsh
Email: DWalsh@axosbank.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.7. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by electronic transmission, registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.
Section 10.8 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party. Except as otherwise expressly set forth in Article IX, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Agreement or any part hereof.
Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, any of which manually signed signature pages may be delivered by facsimile or through transmission of an electronically scanned version, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.
Section 10.10 Governing Law; Venue; Waiver of Jury Trial. This Agreement and any claim, demand, action, or cause of action arising out of or relating to this Agreement or the Transaction shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any Proceeding arising out of or relating to this Agreement or the Transaction. To the fullest extent that they may effectively do so under applicable Law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense, or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court, and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice, or document by U.S. registered mail to such party’s respective address set forth in Section 10.7 shall be effective service of process for any such Proceeding. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR THE TRANSACTION, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HEREBY FURTHER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.11 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transaction, will cause irreparable injury to the other party, for which damages and other remedies available at law, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary, and permanent injunctive relief by the courts referenced in Section 10.10 to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 10.10 of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.
Section 10.12 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR ANYONE CLAIMING UNDER OR THROUGH THE OTHER PARTY) FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY (A) TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OR (B) TO THE EXTENT SUCH DAMAGES ARE AWARDED

TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM WITH RESPECT TO WHICH A PARTY HAS ANY INDEMNIFICATION OBLIGATIONS HEREUNDER.
Section 10.13 Waiver of Bulk Sales Laws. Purchaser, on behalf of itself and its Affiliates, acknowledges that Seller has not taken, and does not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction and hereby waives compliance in connection with the Transaction with any such applicable Laws.
Section 10.14 No Other Representations or Warranties; Schedules.
(a)Purchaser acknowledges and agrees (for itself and on behalf of its Affiliates and the representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedule) or any certificate delivered pursuant to this Agreement, (i) neither Seller nor any of its Affiliates or any representative of the foregoing (or any other Person) makes, or has made, any other express or implied representation or warranty with respect to Seller, its Affiliates, its or their financial condition, business, results of operations, properties, assets, liabilities, prospects, or otherwise in connection with this Agreement or the Transaction, and (ii) Purchaser and its Affiliates and the representatives of the foregoing have not relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into this Agreement or consummating the Transaction, in reliance on any representation or warranty, express or implied, at law or in equity, relating to Seller or its Affiliates or its or their financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to Seller or its Affiliates or in reliance on any materials, statements or information provided or addressed to Purchaser or its Affiliates or representatives, or the accuracy and completeness thereof. Except for the representations and warranties contained in Article IV (as modified by the Disclosure Schedule) or any certificate delivered pursuant to this Agreement, Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement or any other materials or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Purchaser or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “breakout sessions,” in response to questions submitted by or on behalf of Purchaser or otherwise by any director, officer, employee, agent, or representative of Seller or any of its Affiliates).
(b)Seller acknowledges and agrees (for itself and on behalf of its Affiliates and the representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article V or any certificate delivered pursuant to this Agreement, (i) none of Purchaser nor any of its Affiliates or any representative of the foregoing (or any other Person) makes, or has made, any other express or implied representation or warranty with respect to Purchaser, its Affiliates, their financial condition, business, results of operations, properties, assets, liabilities, prospects or otherwise in connection with this Agreement or the Transaction, and (ii) Seller and its Affiliates and the representatives of the foregoing have not relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into this Agreement or consummating the Transaction, in reliance on any representation or warranty, express or implied, at law or in equity, relating to Purchaser, its Affiliates or their financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to Purchaser or its Affiliates or in reliance on any materials, statements or information provided or addressed to Seller or its representatives or Affiliates, or the accuracy and completeness thereof. Except for the representations and warranties contained in Article V or any certificate delivered pursuant to this Agreement, Purchaser hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or other materials or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or representatives (including any opinion, information, projection, or advice that may heretofore have been or may hereafter be made available to Seller or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “breakout sessions,” in response to questions submitted by or on behalf of Seller or otherwise by any director, officer, employee, agent, or representative of Purchaser or any of its Affiliates).
Section 10.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a governmental entity by any party to this Agreement to the extent prohibited by applicable Law; provided, that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 10.16 Construction. The parties and their professional advisors have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:
CAPITAL ONE, NATIONAL ASSOCIATION By: /s/ Celia Edwards Karam Name: Celia Edwards Karam Title: President, Retail Bank

[Signature Page to Purchase and Assumption Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:
Axos Bank By: /s/ Greg Garrabrants Name: Greg Garrabrants Title: President and CEO
[Signature Page to Purchase and Assumption Agreement]

Exhibit A
EXCLUDED ACCOUNTS
1.Any Account with a total plan-level balance of less than or equal to $100 as of the applicable date.
2.Any Account that Seller has identified as unable to be transferred as of the applicable date.

PRELIMINARY SETTLEMENT STATEMENT
[REDACTED]